Filed Pursuant to Rule 433
Registration Statement No. 333-138646
Dated February 9, 2007
Relating to Preliminary Prospectus dated February 9, 2007

Salary.com, Inc.

Free Writing Prospectus

This Free Writing Prospectus is being filed solely to advise you of the availability of a revised preliminary prospectus, dated February 9, 2007 (the “Updated Preliminary Prospectus”), and to provide you with a hyperlink to the current version of the Registration Statement on Form S-1 (Registration No. 333-138646), which includes the Updated Preliminary Prospectus.

The Updated Preliminary Prospectus provides, among other things, our financial results for the nine months ended December 31, 2006, and updates the terms of our President and Chief Executive Officer’s new employment agreement, and the Legal Proceedings section of the Registration Statement with respect to certain litigation recently commenced against us. The Updated Preliminary Prospectus forms a part of our Registration Statement on Form S-1 (Registration No. 333-138646) to which this Free Writing Prospectus relates.

You should read carefully the Updated Preliminary Prospectus before deciding to invest in our common stock.

To review a filed copy of our current Registration Statement and the Updated Preliminary Prospectus, click the following link on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

http://www.sec.gov/Archives/edgar/data/1105360/000119312507024871/ds1a.htm

Our central index key, or CIK, on the SEC website is 0001105360.

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING THOMAS WEISEL PARTNERS TOLL-FREE AT 1-800-933-3445.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THIS EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.